Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Atlis Motor Vehicles Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units consisting of (i) either one share of Class A common stock, par value $0.0001 per share, or one Pre-Funded Warrant to purchase shares of Class A common stock, (ii) 0.65 Series A Warrants to purchase 0.65 shares of Class A common stock, and (iii) 0.75 Series B Warrants to purchase 0.75 shares of Class A common stock	457(o)	—	—	$20,000,000	0.00011020	$2,204
Fees Previously Paid	Equity	Class A common stock included as part of the Units(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Pre-Funded Warrants to purchase shares of Class A common stock included as part of the Units(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Class A common stock issuable upon exercise of Pre-Funded Warrants(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Series A Warrants to purchase shares of Class A common stock included as part of the Units(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Class A common stock issuable upon exercise of Series A Warrants	457(o)	—	—	$13,000,000	0.00011020	$1,433
Fees Previously Paid	Equity	Series B Warrants to purchase shares of Class A common stock included as part of the Units(3)	—	—	—	—	—	—
Fees Previously Paid	Equity	Class A common stock issuable upon exercise of Series B Warrants	457(o)	—	—	$15,000,000	0.00011020	$1,653
	Total Offering Amounts					$48,000,000	0.00011020	$5,290
	Total Fees Previously Paid							$5,290
	Net Fee Due							$0

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction, and the shares of Class A common stock set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.